SUB-ITEM 77Q3

AIM LIBOR ALPHA FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER :      811-05426
SERIES NO.:        20

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $    280

        2 Dividends for a second class of open-end company shares
          (000's Omitted)
          Class C               $    152
          Class R               $     --
          Class Y               $      5
          Institutional Class   $     --

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.2267

        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class C                 0.2165
          Class R                 0.2165
          Class Y                 0.2371
          Institutional Class     0.2370

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  1,312

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class C                    639
          Class R                      3
          Class Y                      1
          Institutional Class          1

74V.    1 Net asset value per share (to nearest cent)
          Class A               $   8.28

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class C               $   8.28
          Class R               $   8.28
          Class Y               $   8.29
          Institutional Class   $   8.28